Exhibit 99.1

For Immediate Release

David Downes Joins Danka’s Board of Directors

ST. PETERSBURG, FLORIDA (December 29, 2004) – Danka Business Systems PLC (NASDAQ: DANKY), a leading independent global provider of office imaging systems and services, today announced the appointment of David Downes as a non-executive director to its Board of Directors with effect from January 3, 2005. Downes, who has been the Finance Director of Shanks Group PLC since 1993, will also serve on the Company’s Audit Committee.

Shanks Group PLC, which has annual revenues in excess of $1 Billion, is one of Europe’s largest independent waste management companies with operations in the U.K., Belgium and the Netherlands. The group employs 4,600 people at more than 120 locations. Downes previously held Finance Director positions with Hunter Saphir PLC, MBS PLC and with the brewing division of Grand Metropolitan PLC. He trained as a management accountant with Chrysler in Detroit before taking up financial management positions in their European operations and then held various controllerships within Air Products Europe. Downes is an engineering graduate of Kings College, London University and obtained his MBA from Stanford University, California. He is also a Fellow of both the Chartered Institute of Management Accountants and the Association of Corporate Treasurers.

“We are thrilled to have David join our Board”, said Lang Lowrey, Danka’s Chairman of the Board. “He is a seasoned finance executive with tremendous expertise in directing the financial affairs of large, publicly held U.K. corporations. We also are pleased to have David bring his considerable financial experience and independence to our Audit Committee.”

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990 Danka London – Paul G. Dumond, 44-207-605-0154

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties, and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.